                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                         Central Sprinkler Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


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    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                     LOGO

                        CENTRAL SPRINKLER CORPORATION

                                    ------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD MARCH 7, 1997
                                    ------

TO OUR SHAREHOLDERS:

   You are invited to be present either in person or by proxy at the Annual Meeting of Shareholders of Central Sprinkler Corporation (the "Company") to be held at the Company's executive offices, 451 North Cannon Avenue, Lansdale, Pennsylvania on Friday, March 7, 1997 at 11:00 a.m. for the following purposes:

       1. To elect nine directors to serve for one-year terms and until their successors are elected and qualified;
       2. To consider and act upon a proposal to approve the Central Sprinkler Corporation 1996 Equity Compensation Plan;
       3. To consider and act upon a proposal to ratify the selection by the Board of Directors of Arthur Andersen LLP as independent public accountants for the Company for fiscal year 1997; and
       4. To transact such other business as may properly come before the Meeting.

   The Board of Directors has fixed the close of business on January 31, 1997 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

   The Directors hope that you will find it convenient to attend the Meeting in person, but whether or not you plan to attend, please sign, date and return the enclosed proxy to assure that your shares are represented at the Meeting. Returning your proxy does not deprive you of your right to attend the Meeting and vote your shares in person.


                                                 /s/ George G. Meyer
                                                 -----------------------------
                                                 George G. Meyer, Secretary

February 6, 1997

                               PROXY STATEMENT

   This Proxy Statement is furnished to the shareholders of Central Sprinkler Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held on Friday, March 7, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

   The approximate date upon which this Proxy Statement and the form of proxy are to be mailed to shareholders is February 6, 1997.


   If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised by giving written notice to the Secretary of the Company, but mere attendance at the Meeting, without such notice, will not revoke the proxy. Shares represented by a valid proxy that is received pursuant to this solicitation and not revoked before it is exercised will be voted as provided on the proxy at the Meeting or any adjournments thereof.

   The Company's executive offices are located at 451 North Cannon Avenue, Lansdale, Pennsylvania 19446.

                            VOTING AT THE MEETING

   Only holders of shares of Common Stock of the Company (the "Common Stock") of record at the close of business on January 31, 1997 will be entitled to vote at the Annual Meeting. On January 31, 1997, 3,845,637 shares of Common Stock, the only outstanding voting securities of the Company, were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters.

   The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. Except for the election of directors, for which a plurality is required, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the adoption of the proposals to approve the Central Sprinkler Corporation 1996 Equity Compensation Plan (the "Plan"), to ratify the selection of the independent accountants, or to take action with respect to any other matter as may properly be brought before the Meeting. Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a shareholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the Meeting in accordance with each shareholder's directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

   With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposals to approve the Plan and to ratify the selection of the independent accountants (but not for the election of directors). Abstentions will be considered present and entitled to vote at the Meeting, but will not be counted as votes cast in the affirmative. Abstentions on the proposals to approve the Plan and to ratify the selection of the independent accountants will have the effect of a negative vote because these proposals require the affirmative vote of a majority of the shares present at the Meeting in person or represented by proxy at the Meeting and entitled to vote.

   Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers have the authority under the rules of the NYSE to vote those shares with respect to the election of directors and the proposals to approve the Plan and to ratify the selection of the independent accountants if they have not received instructions from a beneficial owner. A failure by brokers to vote those shares will have no effect in the outcome of the election of directors and the adoption of the proposals to approve the Plan and to ratify the selection of the independent accountants because such shares will not be considered shares present and entitled to vote with respect to such matters.

   Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy whether or not you plan to attend the meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent (StockTrans, Inc.) in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.

                              SECURITY OWNERSHIP

   The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 1, 1997 by (1) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock,
(2) each director of the Company, (3) each executive officer named in the summary compensation table included elsewhere herein and (4) all executive officers and directors as a group. Percentages of less than one percent have been omitted. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual's spouse, and the individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual's spouse.

                                                                       Amount and Nature    Percent
                                                                         of Beneficial        of
                                                                           Ownership         Class
                                                                       -----------------   ---------
Over 5% Shareholders
     Central Sprinkler Corporation Employee Stock  .................         621,000         16.1%
       Ownership Plan (the "Central ESOP")(1)
       451 North Cannon Avenue, Lansdale, PA 19446
     Delaware Management Company, Inc. (2)  ........................         488,300         12.7%
       2005 Market Street, Philadelphia, PA 19103
     Wellington Management Company(2)  .............................         339,473          8.8%
       75 State Street, Boston, MA 02109
     Dimensional Fund Advisors Inc.(2)  ............................         240,400          6.3%
       1229 Ocean Avenue, 11th Floor, Santa Monica, CA 90401
     William J. Meyer(3)(4)  .......................................         257,907          6.5%
     George G. Meyer(3)(5)  ........................................         431,065         10.4%
     Stephen J. Meyer(3)(6)  .......................................         359,029          8.8%
       451 North Cannon Avenue, Lansdale, PA 19446
Directors
     Winston J. Churchill(7)  ......................................           4,000         --
     Barbara M. Henagan(7)  ........................................           4,508         --
     Joseph L. Jackson(7)  .........................................           4,325         --
     Richard P. O'Leary(7)  ........................................           9,000         --
     Thomas J. Sharbaugh(7)(8)  ....................................           4,498         --
     Timothy J. Wagg(7)  ...........................................           4,000         --
Executive Officers
     James R. Buchanan(3)(9)  ......................................          93,356          2.4%
     Albert T. Sabol(3)(10)  .......................................          42,601          1.1%
     All executive officers and directors as a group (22
        persons)(3)(11) ............................................       1,403,028         29.7%


------
 (1) The amount shown excludes 159,000 shares that have been allocated to Central ESOP participants and will be voted by such participants pursuant to the Central ESOP provisions. Shares that are not voted by such participants, along with the remaining unallocated shares, will be voted by the Central ESOP trustees pursuant to the provisions of the Central ESOP, which provides that such shares shall be voted in accordance with the directions received with respect to the plurality of the allocated shares.

 (2) Each of these shareholders holds all of its shares for the beneficial interest of various clients or open-end investment companies for which it acts as investment advisor. Based on the information contained in a Form 13F for the quarter ended September 30, 1996, Delaware Management Company, Inc. has sole dispositive power with respect to all shares held, has sole voting power with respect to 66,800 of such shares (or 1.7%) and has no voting power with respect to the remaining shares. The amount shown for Delaware Management Company, Inc. includes 337,100 shares (or 8.8%) owned by Delaware Group-Trend Fund and 67,700 shares (or 1.8%) owned by Delaware Group-Value Fund. Based on the information contained in a

     Form 13F for the quarter ended September 30, 1996, Wellington Management Company LLP ("Wellington") has sole dispositive power with respect to 177,345 shares held and shared dispositive power with respect to the remaining shares. Wellington has sole voting power with respect to 51,405 shares held (or 1.3%), shared voting power with respect to 85,515 of such shares (or 2.2%) and no voting power with respect to the remaining shares. Based on the information contained in a Form 13F-E for the quarter ended September 30, 1996, Dimensional Fund Advisors Inc. ("DFAI") has sole dispositive power with respect to all shares held and sole voting power with respect to 166,900 such shares (or 4.3%). Certain officers of DFAI, who also act as officers of two open-end investment companies that hold shares, may vote the remaining shares held by DFAI.


 (3) The amount shown includes shares held for such officer's account in the Central ESOP. Mr. George Meyer and Mr. Sabol are two of three trustees of the Central ESOP and each of them disclaims beneficial ownership of the shares owned of record by the Central ESOP.

 (4) The amount shown includes 116,875 shares that may be acquired under options of which 86,875 are currently exercisable, with the remaining 30,000 subject to the approval of the 1996 Equity Compensation Plan by the Company's shareholders.

 (5) The amount shown includes 303,875 shares that may be acquired under options of which 81,875 are currently exercisable, with the remaining 222,000 subject to the approval of the 1996 Equity Compensation Plan by the Company's shareholders.

 (6) The amount shown includes 231,875 shares that may be acquired under options of which 81,875 are currently exercisable, with the remaining 150,000 subject to the approval of the 1996 Equity Compensation Plan by the Company's shareholders.

 (7) The amount shown includes 4,000 shares that may be acquired under options that are currently exercisable.

 (8) The amount shown includes 125 shares that are owned by Mr. Sharbaugh's minor daughter.

 (9) The amount shown includes 46,875 shares that may be acquired under options, of which 11,250 are not exercisable within 60 days.

(10) The amount shown includes 39,375 shares that may be acquired under options, of which 11,250 are not exercisable within 60 days.

(11) The amount shown includes 880,750 shares that may be acquired under options, of which 474,000 are not exercisable within 60 days.

                     NOMINATION AND ELECTION OF DIRECTORS

   The Bylaws of the Company provide that the Board of Directors will consist of three to eleven directors, as determined from time to time by resolution of the Board. The Board has fixed the number of directors at nine, all of whom are to be elected at the 1997 Annual Meeting. Each such director will serve until the 1998 Annual Meeting and until a successor has been elected and qualified or until the director's earlier resignation or removal. Each nominee has consented to be named in this Proxy Statement and to serve if elected.

   If any nominee becomes unavailable for any reason or if a vacancy occurs for any other reason before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxies.

   The Board of Directors recommends a vote FOR each of the nominees for director.

NOMINEES

   The persons nominated to be directors of the Company are listed below. All of the nominees listed below are currently directors of the Company.

                                    Position(s) with the Company and, where indicated,
                                     with the Company's primary operating subsidiary,
         Name            Age         Central Sprinkler Company ("Central Sprinkler")
 --------------------   -----   ------------------------------------------------------
Winston J. Churchill     56    Chairman of the Board and Director
William J. Meyer         76    President and Director; Chairman of the Board and Treasurer
                               of Central Sprinkler
George G. Meyer          47    Chief Executive Officer, Secretary, Treasurer and Director;
                               President and Chief Executive Officer of Central Sprinkler
Stephen J. Meyer         45    Director; Executive Vice President of Central Sprinkler
Barbara M. Henagan       37    Director
Joseph L. Jackson        69    Director
Richard P. O'Leary       58    Director
Thomas J. Sharbaugh      45    Director
Timothy J. Wagg          62    Director

   WINSTON J. CHURCHILL -- Mr. Churchill has been Chairman of the Board and a director of the Company and a director of Central Sprinkler since 1984. Mr. Churchill has been the President of Churchill Investment Partners, Inc., a private investment firm, since 1989. He was a partner of Bradford Associates, a private investment firm, from 1984 to 1989. Mr. Churchill is also Chairman of the Board of IBAH, Inc., Geotek Communications, Inc. and Tescorp, Inc.

   WILLIAM J. MEYER -- Mr. Meyer has been President and a director of the Company and Chairman of the Board of Central Sprinkler since 1984. He has also served Central Sprinkler as a director and Treasurer since 1975 and as President from 1975 to 1984.

   GEORGE G. MEYER -- Mr. Meyer has been Chief Executive Officer since 1987 and Secretary and Treasurer of the Company since 1985, and a director of the Company and President and a director of Central Sprinkler since 1984. He was Executive Vice President of the Company from 1985 to 1987.

   STEPHEN J. MEYER -- Mr. Meyer has been a director of the Company and Executive Vice President of Central Sprinkler since 1986. He has been a director of Central Sprinkler since 1983.

   BARBARA M. HENAGAN -- Ms. Henagan has been a director of the Company since 1986. She has been a Senior Managing Director (since 1992) and a Managing Director (since 1990) of Bradford Ventures Ltd., a private investment firm. Ms. Henagan has been a general partner of Bradford Associates since 1986.

   JOSEPH L. JACKSON -- Mr. Jackson has been a director of the Company since 1986. He has been the Executive Vice President of Churchill Investment Partners, Inc., a private investment firm, since 1990. Mr. Jackson was also Secretary and Treasurer (from 1990 to 1993) and Chief Financial Officer (from 1992 to 1993) of IBAH, Inc. He was Executive Director-Corporate Treasury of Bell Atlantic Corporation from December 1987 until his retirement in December 1989.

   RICHARD P. O'LEARY -- Mr. O'Leary has been a director of the Company since 1990. He is a Consultant, and he was former Vice President of Betz Laboratories, Inc. from January 1990 until his retirement in March 1991. He was President and Chief Operating Officer of Betz Equipment Systems, a division of Betz Laboratories, Inc., from 1987 and Vice President & General Manager of Betz Genesis Division of Betz Laboratories, Inc. prior to that time.

   THOMAS J. SHARBAUGH -- Mr. Sharbaugh has been a director of the Company since 1986. He has been a partner in the law firm of Morgan, Lewis & Bockius LLP since 1988.

   TIMOTHY J. WAGG -- Mr. Wagg has been a director of the Company since 1984. He is a Financial Consultant and he was Vice President, Administration of Stone-Consolidated Inc. (forest products and packaging, formerly Consolidated-Bathurst Inc.) from March 1989 until his retirement in July 1991. He served as Vice President, Planning and Administration from November 1988 to March 1989, and as Vice President, Finance prior to that time.

   George G. Meyer and Stephen J. Meyer are brothers and are sons of William
J. Meyer.

GENERAL INFORMATION ABOUT BOARD OF DIRECTORS

   There were four regular meetings and one special meeting of the Board of Directors in the 1996 fiscal year. During this period, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which such incumbent was a director, and
(2) the total number of meetings held by all committees of the Board on which such incumbent served.

DIRECTOR COMPENSATION

   Directors of the Company who are not full time employees of the Company or its operating subsidiaries receive $2,000 for each meeting attended, as well as an annual retainer of $8,000. In addition, upon the date that directors are elected or reelected, each non-employee director shall receive options to acquire 2,000 shares of Common Stock under the Non-Employee Director Stock Option Plan. The price per share shall be equal to the fair market value of the Common Stock as determined in accordance with the terms of the plan. The options are exercisable immediately and for ten years from the date of grant.

   With each option grant, the director shall also receive option surrender rights ("OSRs"). A participant may exercise an OSR only during the 60-day period following a Change of Control (as defined in the plan). Upon exercise of an OSR and the surrender of the related option, the participant has the right to receive an amount in cash equal to the difference between the exercise price of the related option and the higher of (i) the highest price paid for a share of Common Stock in a Change of Control transaction or transactions or (ii) the highest price paid for the Common Stock during the 60-day period immediately preceding the Change of Control. When an OSR is exercised, a corresponding amount of the related option is canceled, and conversely when an Option is exercised, a corresponding amount of the related OSR is canceled.

BOARD COMMITTEES

   The Board of Directors has several committees, including an Audit Committee, a Compensation Committee and a Stock Option Committee, but it does not have a Nominating Committee. Non-employee directors are paid $750 for each Audit Committee meeting or other committee meeting that is held independently of a meeting of the full Board, and $500 for each other committee meeting held in connection with a meeting of the full Board.

   The Audit Committee consists of two non-employee directors, Messrs. Wagg and Jackson. The Audit Committee meets with the Company's independent auditors and with the appropriate corporate officers for the purposes of reviewing matters relating to the corporate financial reporting and accounting procedures and policies of the Company and its subsidiaries and reporting thereon to the Board of Directors. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors, subject to ratification by the shareholders at the Annual Meeting. The Audit Committee held two meetings during the 1996 fiscal year.

   The Compensation Committee consists of four directors, Ms. Henagan and Messrs. Churchill, O'Leary and Sharbaugh. The Compensation Committee reviews with the principal executive officers of the Company the compensation of all officers of the Company and its subsidiaries. It also negotiates the terms of employment of the principal executive officers of the Company and its subsidiaries and negotiates such employment contracts as maybe necessary in connection therewith. The Compensation Committee held one meeting during the 1996 fiscal year.

   The Stock Option Committee consists of two directors, Messrs. O'Leary and Wagg. The Stock Option Committee administers the Company's stock option plans. The Stock Option Committee held one meeting during the 1996 fiscal year.

                            EXECUTIVE COMPENSATION

   The following table summarizes the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company or its operating subsidiary, Central Sprinkler, for the fiscal years ended October 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                                               Annual Compensation           Compensation
                                        ---------------------------------    --------------
                                                                                                  Other
          Name and Principal                                                                   Compensation
               Position                   Year      Salary        Bonus       Payout (1)           (2)
 -------------------------------------   ------   ----------    ----------   --------------   --------------
George G. Meyer                           1996     $350,000     $202,327             --          $10,479
 Chief Executive Officer                  1995      332,692      401,700             --           10,587
                                          1994      250,962      137,386             --           16,318

William J. Meyer                          1996      220,000      207,070       $120,000           44,426
 President                                1995      220,000      418,180        120,000           24,104
                                          1994      217,629      172,290        120,000           26,778

Stephen J. Meyer                          1996      250,000      155,302             --            9,872
 Executive Vice President,                1995      240,481      305,890             --            9,964
 Central Sprinkler                        1994      190,915       80,093             --           15,241

James R. Buchanan                         1996      168,000       47,025             --            9,247
 Executive Vice President,                1995      165,923       88,065             --            9,778
 Sales of Central Sprinkler               1994      155,918       36,385             --           13,356

Albert T. Sabol                           1996      168,000       47,025             --           10,051
 Executive Vice President,                1995      162,807       88,065             --           10,537
 Finance and Administration,              1994      133,726       36,385             --           12,624
 of the Company and Central Sprinkler


------
(1) Amount represents payments under a deferred compensation arrangement, pursuant to such executive officer's employment agreement, which pays the executive officer $10,000 per month from August 1993 through July 1998.

(2) (a) Includes the following amounts paid by the Company on behalf of the executive officer for the year indicated to his respective account under the Company's 401(k) Profit Sharing Plan and Trust: 1996 -- George G. Meyer, William J. Meyer, Stephen J. Meyer, James R. Buchanan, and Albert
    T. Sabol, $3,000; 1995 -- George G. Meyer, William J. Meyer, Stephen J. Meyer, James R. Buchanan, and Albert T. Sabol, $3,000; and 1994 -- George
    G. Meyer and William J. Meyer, $4,716; Stephen J. Meyer, $4,282; James R. Buchanan, $3,989; and Albert T. Sabol, $3,435.

    (b) Includes the following amounts paid by the Company on behalf of the executive officer for the year indicated to his respective account under the Central ESOP: 1996 -- George G. Meyer, William J. Meyer, Stephen J. Meyer, James R. Buchanan and Albert T. Sabol, $4,645; 1995 -- George G. Meyer, William J. Meyer, Stephen J. Meyer, James R. Buchanan and Albert
    T. Sabol, $4,962; and 1994 -- George G. Meyer, William J. Meyer and Stephen J. Meyer, $9,331; James R. Buchanan, $8,022; and Albert T. Sabol, $6,916.

    (c) Includes premiums for term life insurance paid by the Company on behalf of the executive officer for the year indicated: 1996 -- George G. Meyer, $2,834; William J. Meyer, $36,781; Stephen J. Meyer, $2,227; James R. Buchanan, $1,602; and Albert T. Sabol, $2,406; 1995 -- George G. Meyer, $2,625; William J. Meyer, $16,142; Stephen J. Meyer, $2,002; James R. Buchanan, $1,816; and Albert T. Sabol, $2,575; and 1994 -- George G. Meyer, $2,271; William J. Meyer, $12,731; Stephen J. Meyer, $1,628; James R. Buchanan, $1,345; and Albert T. Sabol, $2,273. The death benefit under such life insurance is three times the executive officer's annual salary.


   The following table sets forth certain information concerning grants of stock options made during the year ended October 31, 1996 to the persons named in the Summary Compensation Table.

                    OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                     Potential Realization Value at
                         Number of       % of Total                                      Assumed Annual Rates of
                         Securities       Options                                      Stock Price Appreciation for
                         Underlying      Granted to      Exercise                       Option Term (10 years)(1)
                          Options        Employees         Price      Expiration    ---------------------------------
         Name             Granted      In Fiscal Year    ($/share)       Date            5%               10%
 --------------------   ------------   --------------    ----------   ------------  ------------   ------------------
George G. Meyer(2)  .          --            --               --             --           --                  --
William J. Meyer(2)            --            --               --             --           --                  --
Stephen J. Meyer(2)            --            --               --             --           --                  --
James R. Buchanan  ..      10,000            10%          $29.95        3/14/06          $ 0            $160,900
Albert T. Sabol  ....      10,000            10%          $29.95        3/14/06          $ 0            $160,900



------
(1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation of the price of the Common Stock. The Company did not use an alternative formula for a grant date valuation. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.


(2) Grants of options were made on December 16, 1996 to George G. Meyer (222,000 shares), Stephen J. Meyer (150,000 shares) and William J. Meyer (30,000 shares) under the Central Sprinkler Corporation 1996 Equity Compensation Plan (the "Plan"). These options remain subject to the approval of the Plan by the Company's shareholders.

   The following table summarizes certain information regarding the number and value of stock options for the persons named in the Summary Compensation Table at October 31, 1996. Year end values are based upon the closing price of a share of the Company's Common Stock on October 31, 1996 of $17.75.

               AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1996
                   AND FISCAL YEAR-END STOCK OPTION VALUES

                                                         Number of
                        Shares                           Securities             Value of
                       Acquired                          Underlying            Unexercised
                      on Exercise                   Unexercised Options       In-the-Money
                        (Number        Value        at October 31, 1996        Options at
       Name           of Shares)      Realized     (Number of Shares)(1)    October 31, 1996
 -----------------   -------------   ----------    -----------------------   ----------------
George G. Meyer  .        --             --               113,125               $740,544
William J. Meyer          --             --               118,125                760,294
Stephen J. Meyer          --             --               113,125                740,544
James R. Buchanan         --             --                41,875                134,106
Albert T. Sabol  .        --             --                34,375                 96,281


------
(1) All options listed for George G. Meyer, William J. Meyer and Stephen J. Meyer were exercisable at October 31, 1996. Of the options listed for James R. Buchanan and Albert T. Sabol, 34,375 and 26,875 were exercisable at October 31, 1996, respectively.

INCENTIVE COMPENSATION PLAN

   The Company has an Incentive Compensation Plan, administered by the Compensation Committee of the Board of Directors, which provides awards to designated officers and other employees. The plan provides for aggregate awards in an amount equal to 8.0% of consolidated monthly operating income, as defined in the plan, to be credited to the incentive compensation fund each year. In fiscal 1996, this total was allocated to executive officers and key employees, based on specified percentage participations in the Plan. The awards made to the persons named in the Summary Compensation Table are included in the amounts listed in the table.

401(K) PROFIT SHARING PLAN AND TRUST

   All non-union Central Sprinkler employees who have attained age 21 and completed one year of service are eligible to participate in Central Sprinkler's 401(k) Profit Sharing Plan and Trust. Under the terms of the plan, the Company has agreed to match 100% of each participant's basic contributions ("Basic Contributions"). The Basic Contribution is limited to 2% of the participant's total compensation. A participant may also make supplemental contributions of up to the maximum permissible amount allowed by law ("Supplemental Contributions"). Basic and Supplemental Contributions are made on a pre-tax basis. In addition, a participant may contribute up to 10% of compensation as an after-tax contribution ("Voluntary Contribution"). The Company may also, in its discretion, make an additional contribution to the Plan out of its current or accumulated net profits. Any additional Company contribution would be allocated to the accounts of all participants in the proportion that each participant's Basic Contributions for the year bear to the total Basic Contributions of all participants for the year. All such contributions are subject to applicable contribution and annual addition limitations imposed by the Internal Revenue Code of 1986, as amended.

   Company contributions vest at the rate of 25% after three years of service and an additional 25% for each succeeding year of service. A participant is fully vested in his Basic, Supplemental and Voluntary Contributions at all times and in his Company contributions upon the earliest of completion of six years of service, attainment of age 55, death or disability. A participant may withdraw his Voluntary Contributions once a year. Basic Contributions and earnings on both Basic and Supplemental Contributions may be withdrawn by participant upon attainment of age 59 1/2 or for financial hardship. At termination of employment for any reason, a participant receives his vested benefits in the form of a lump sum cash payment or annuity, or a combination of both.

   A participant may borrow up to the amount of the sum of his Basic, Supplemental and Voluntary Contributions and the vested balance of his Company contributions, except that if the loan amount exceeds $10,000, the limitation is 50% of such sum, and in no event may the loan exceed $50,000. Loans must be repaid within a period and at an interest rate determined by the plan committee.

   For the past three years, the Company has made no discretionary contributions. The Company's matching contributions that were credited to the accounts of the named persons listed in the Summary Compensation Table above are included in such table.

DEFERRED COMPENSATION PLAN

   In August 1978, Central Sprinkler established a Deferred Compensation Plan for selected officers, at the level of Vice President and above of Central Sprinkler, who have been employees for at least three years. There is presently only one officer (Albert H. Schoenberger, Jr.) in the plan. The plan provides retirement benefits based on individually established percentages of average annual pretax earnings for the three years prior to leaving Central Sprinkler. Vesting is based on age and the number of years of service with Central Sprinkler. Vested amounts are payable to the participant or a surviving spouse over a ten-year period commencing the later of the date the selected officer leaves Central Sprinkler or age 60. The plan also provides for forfeiture of all rights to benefits under certain circumstances.

   Inasmuch as the payments to be made under the plan are tied to earnings, Central Sprinkler has guaranteed minimum retirement payments to those officers selected to participate in the plan. These guaranteed payments equal $20,000 per year for Mr. Schoenberger. To be eligible for the minimum payments, the participant must remain in the employ of Central Sprinkler until age 62 and, thereafter, not engage in any activities which compete with Central Sprinkler. These minimum payments are to be reduced by amounts earned under the formula described above. Currently, the minimum payments exceed the amount provided under the average earnings formula.

EMPLOYMENT CONTRACTS

   In March 1990, William J. Meyer, George G. Meyer and Stephen J. Meyer, entered into employment agreements with Central Sprinkler, under which their employment could not be terminated without five years' prior notice by either party. The employment agreements of William J. Meyer and George G. Meyer provide for a minimum annual salary of not less than $220,000 and $350,000, respectively, and entitle the executive to an annual bonus for each fiscal year in an amount equal to a specified dollar payment for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year (the "Income-Based Bonus"). For the 1994 fiscal year, William J. Meyer and George G. Meyer were each entitled to receive an Income-Based Bonus equal to $12.50 for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year. The Income-Based Bonus paid to each such officer for the 1994 fiscal year was $27,000. On January 5, 1996, the employment agreements of William J. Meyer and George G. Meyer were amended to reduce their Income-Based

Bonus payments, thereby permitting Stephen J. Meyer to participate in the Income-Based Bonus plan without increasing the aggregate bonus percentage paid by the Company. Commencing with the 1995 fiscal year, William J. Meyer and George G. Meyer are entitled to an Income-Based Bonus equal to $10.00 and $7.50, respectively, for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year. The Income-Based Bonus paid to William J. Meyer for the 1995 and 1996 fiscal years was $65,920 and $18,970, respectively. The Income-Based Bonus paid to George G. Meyer for the 1995 and 1996 fiscal years was $49,440 and $14,227, respectively. Each agreement also guarantees a minimum participation interest in the Company's Incentive Compensation Plan. Stephen J. Meyer's employment agreement provides for a minimum annual salary of not less than $250,000 and entitles him to a minimum participation interest in the Company's Incentive Compensation Plan. In connection with the aforementioned amendments to the employment agreements of William J. Meyer and George G. Meyer, Stephen J. Meyer's employment agreement was amended on January 5, 1996 to provide him with an Income-Based Bonus for each fiscal year, commencing with the 1995 fiscal year, in an amount equal to $7.50 for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year. The Income- Based Bonus paid to Stephen J. Meyer for the 1995 and 1996 fiscal years was $49,440 and $14,227, respectively.

   In September 1992, James R. Buchanan, William J. Pardue and Albert T. Sabol each entered into an amended employment agreement with Central Sprinkler, which provides for a minimum annual salary of $175,000, $145,000 and $175,000, respectively, for an additional five-year term effective August 1993 through August 1998, and successive one-year renewals, unless notice of termination is given by either the employee or Central Sprinkler at least ninety days prior to the end of the initial or a renewal term. The agreement also guarantees a minimum participation interest in the Company's Incentive Compensation Plan.

   George S. Polan entered into a five-year employment agreement with Central Sprinkler in October 1992. The agreement provides for an annual salary of not less than $95,000. The agreement automatically renews for additional one-year terms unless either party terminates the agreement at the end of a term.

   Albert H. Schoenberger, Jr. entered into a five-year employment agreement with Central Sprinkler in February 1986. The agreement provides for an annual salary of not less than $92,500. The agreement automatically renews for additional one-year terms unless either party terminates the agreement at the end of a term. The agreement continues through January 31, 1997.

   James E. Golinveaux entered into a three-year employment agreement with Central Sprinkler on November 30, 1995. The agreement provides for an annual salary of not less than $125,000. The agreement automatically renews for additional one-year terms unless notice of termination is given by either the employee or Central Sprinkler at least ninety days prior to the end of the initial or a renewal term.

                      COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

   Barbara M. Henagan and Winston J. Churchill served on the Compensation Committee during fiscal 1996. Ms. Henagan is a partner in Bradford Associates. The Company has agreements with Bradford Ventures Ltd., an affiliate of Bradford Associates, and Churchill Investment Partners, Inc., a company of which Mr. Churchill is the President, under which each entity has agreed to provide various financial consulting services to the Company until October 1997 for an annual fee of $100,000, plus out-of-pocket expenses. The agreements automatically renew for successive one-year terms unless notice of termination is given by either party at least 90 days prior to the end of any term. During the 1996 fiscal year, the Company paid each entity $100,000 for services rendered and expenses incurred under such agreements.

   Mr. Sharbaugh served on the Compensation Committee during fiscal 1996. He is a partner in the law firm of Morgan, Lewis & Bockius LLP. The Company retained this firm for various matters during the 1996 fiscal year and expects to do so again during the 1997 fiscal year.


   Notwithstanding anything to the contrary, the following report of the Compensation Committee and the performance graph on page 18 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                        COMPENSATION COMMITTEE REPORT

   The Company's Compensation Committee consists of four directors: Winston
J. Churchill, Barbara M. Henagan, Richard P. O'Leary and Thomas J. Sharbaugh.

   The Company's compensation policies, plans and programs, as developed and implemented by the Compensation Committee, seek to maintain the high level of technical expertise necessary to ensure profitability, to attract and retain professional management and to motivate the Company's executive officers to perform to the full extent of their capabilities.

   The Company has entered into employment agreements with George G. Meyer, the Company's chief executive officer, and eight other current executive officers of the Company. The agreements set the base salary of these officers. These agreements expire at various dates from 1997 through 2001, but have renewal terms.

   During fiscal 1996, the Committee did not change Mr. George Meyer's base salary. The Committee approved an increase in the base salary for Mr. George Meyer from $250,000 to $350,000 in fiscal 1995. The increase was the result of the Committee's review of Mr. Meyer's performance relating to the Company's improving market share in the sprinkler industry, the results of the Company's investment in research and development, the performance of the Company's stock on the NASDAQ/NMS stock market, the results of operations of the Company during the past two years and Mr. Meyer's achievement of the Committee's specific goal that he guide the Company with a view toward its long-term competitive position. There was no change to Mr. Meyer's base salary during fiscal 1994.

   In adjusting an executive officer's base salary and in determining the salary of new executive officers, the Committee sets salaries to be competitive with other comparable companies, taking into consideration the results of the Company, if applicable, the position's complexity and responsibility and the need for special expertise. In addition, the Committee also uses the performance criteria that were used in determining Mr. George Meyer's base salary discussed above. The Company has enjoyed a long-standing relationship with its executive officers, most of whom have worked for the Company for many years. The Committee will continue to match the Company's goals of increased profitability and shareholder return with executive performance.

   The Stock Option Committee, as Plan Administrator of the Company's Incentive and Non-Qualified Stock Option Plans, and the Compensation Committee, as Plan Administrator of the Company's Employee Stock Ownership Plan, use stock options and grants of stock as an additional incentive to employees. The objective of these plans is to align employee interests, including senior management, with shareholder long-term interests. Individual grants under the plans are based on individual performance or, with respect to the Central ESOP, annual compensation.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction that may be claimed by a "public company" for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million is paid pursuant to a performance-based plan. This provision became effective November 1, 1994 with respect to the Company. After considering the application of Section 162(m) to its compensation policies, the Committee has determined that the provisions of that Section would not affect the compensation of any of the executive officers of the Company. To the extent that this might not continue to be the case, the Committee would consider any changes necessary to conform to the provisions of Section 162(m).

               Compensation Committee of the Board of Directors
               Winston J. Churchill          Barbara M. Henagan
               Richard P. O'Leary            Thomas J. Sharbaugh

CERTAIN TRANSACTIONS

   The Company leases an aircraft from a business in which Stephen J. Meyer, a director and executive officer of the Company, is the sole proprietor. During fiscal 1996, the Company paid such business $395,000 for the use of such aircraft.

                           PROPOSAL TO APPROVE THE
                        CENTRAL SPRINKLER CORPORATION
                        1996 EQUITY COMPENSATION PLAN

   At the Meeting, there will be presented to the shareholders a proposal to approve the 1996 Equity Compensation Plan (the "Plan"). In November 1996, the Board of Directors of the Company approved the Plan. The Plan is intended to foster and promote the long-term financial success of the Company by (1) attracting and retaining employees and non-employee directors of outstanding ability by the granting of stock options; (2) providing employee and director compensation opportunities which are competitive with those of other corporations; and (3) enabling such employees and directors to participate in the financial success of the Company by encouraging them to become shareholders of the Company.

MATERIAL FEATURES OF THE PLAN

   To accomplish the purposes described above, the Plan provides for the grant of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") (collectively, "Options") to designated employees, including employee members of the Board of Directors and non-employee directors (collectively, "Participants"). Only employees are eligible to receive grants of ISOs under the Plan. Those Participants to receive Options are selected by a committee composed of two or more persons who are appointed by the Board of Directors and who are considered "outside directors" and "non-employee directors" (the "Committee"). All Options granted to non-employee directors must be ratified or approved by the Board of Directors.

   The price per share of all Options is determined by the Committee on the date the Option is granted and may be equal to, less than or more than the fair market value of a share of common stock on the date of grant, determined in accordance with the Plan; provided, however, that the price per share of an ISO cannot be less than the fair market value of a share of common stock on the date of grant. Options are exercisable in accordance with terms designated by the Committee and set forth in each Participant's grant letter. An ISO granted to a Participant who owns more than 10% of the combined voting power of the Company's stock must have a price per share of at least 110% of the fair market value of a share of Company stock on the date of grant and will expire five years from the date of grant. All other Options generally expire ten years from the date of grant, but will expire earlier in the case of the Participant's termination of service, disability or death.

   The Participant will be permitted to pay the exercise price of the Option (i) in cash, (ii) with the approval of the Committee, by delivering shares of Company stock owned by the Participant (including Company stock acquired in connection with the exercise of the Option, subject to such restrictions as the Committee deems appropriate) and having a fair market value on the date of exercise equal to the exercise price or (iii) by such other method as the Committee may approve, including payment by tendering the Participant's promissory note, in such form and on such terms as the Committee shall determine, or payment through a broker in accordance with certain permitted procedures. All grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require the Participant or other person receiving shares upon the exercise of an Option to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such Option, or to make other arrangements satisfactory to the Committee, including, if the Committee so permits, payment by tendering the Participant's promissory note in such form and on such terms as the Committee may determine, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Option.

   The maximum number of shares of common stock which may be issued by the Company under the Plan is 800,000 and the maximum number of shares any individual may receive under the Plan during a calendar year is 300,000. If there is any change in the number or kind of shares of Company stock outstanding because of a stock split or recapitalization, merger or reorganization, payment of an extraordinary dividend or a similar corporate change or event occurs, the maximum number of shares authorized under the Plan, the individual yearly limit, and the number of shares issuable to Participants upon the exercise of Options shall be appropriately adjusted by the Board of Directors.

   The Plan provides for certain actions to be taken in the event of a merger, consolidation, sale of all or substantially all of the Company's assets, the liquidation of the Company, a tender or exchange offer for more than 50% of the Company's common stock, or if the Board of Directors consists of a majority of individuals who were not nominated or elected by the directors in office at the time of the nomination or election.

   The Board of Directors can modify or amend the Plan, except that without shareholder approval it may not make any amendment that would require shareholder approval under Section 162(m) of the Internal Revenue Code of 1986, as amended.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

   There are no federal income tax consequences to a Participant or the Company upon the grant of an Option under the Plan. Upon the exercise of a NQSO, a Participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price, and the Company will generally be entitled to a corresponding federal income tax deduction at such time. Upon the sale of shares acquired by the exercise of a NQSO, a Participant will have a capital gain or loss (short-term or long-term depending upon whether the shares were held for more than six months) in an amount equal to the difference between the Participant's basis in the shares and the amount realized upon the sale.

   Upon the exercise of an ISO, a Participant will not recognize taxable income, but in the year in which an ISO is exercised, will include in the computation of the recipient's alternative minimum taxable income the amount by which the fair market value of the shares acquired upon exercise exceeds the option price. Upon the sale of shares acquired by the exercise of an ISO after two years from the date of grant and after one year from the date such shares were transferred to the Participant upon exercise of the ISO, the Participant will recognize long-term capital gain or loss in the amount of the difference between the option price (or the Participant's other tax basis in the shares) and the amount realized on the sale, and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a Participant disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the Participant held the shares prior to the disposition.

   If the sale of shares acquired upon the exercise of an Option under the Plan could subject the Participant to liability under Section 16(b) of the Exchange Act, special rules will govern the federal income tax consequences to such Participant and the Company with respect to the exercise of the Option.

REQUIRED APPROVAL FOR THE PLAN

   Approval of the Plan requires an affirmative vote by the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote thereon.

   The Board of Directors recommends a vote FOR the proposal to approve the Central Sprinkler Corporation 1996 Equity Compensation Plan.

                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

   The Board of Directors has selected the firm of Arthur Andersen LLP as independent public accountants to audit the books, records and accounts of the Company for fiscal year 1997. This firm audited the Company's books for fiscal year 1996, has no ownership interest in the Company and is considered to be well qualified.

   A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions at the meeting. If the shareholders do not ratify the selection of this firm, the selection of another firm of independent public accountants will be considered by the Board of Directors.

   The Board of Directors recommends a vote FOR the proposal to ratify the selection of Arthur Andersen LLP as independent public accountants.

                        COMPARATIVE PERFORMANCE GRAPH

   The graph below compares the cumulative total shareholder return on the Common Stock with the cumulative total shareholder return of (i) the Standard& Poors Building Material Index (the "S&P Index") and (ii) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), assuming an investment of $100 on October 31, 1991 in each of the Common Stock of the Company, the NASDAQ Index stocks and the S&P Index stocks. The graph assumes dividend reinvestment.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG CENTRAL SPRINKLER CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                     AND THE S & P BUILDING MATERIALS INDEX

   350 ------------------------------------------------------------------------

                                                         #
D  300 ------------------------------------------------------------------------

O
   250 ------------------------------------------------------------------------
L                                                                   *

L  200 ------------------------------------------------------------------------
                                                         *          @
A                                 @                      @          #
   150 ------------------------------------------------------------------------
R                                 *         *
                    *@            #         @
S  100 -#@*--------------------------------------------------------------------
                     #                      #

    50 -----------------------------------------------------------------------

     0 -----------------------------------------------------------------------

       10/91       10/92       10/93       10/94       10/95       10/96



CENTRAL SPRINKLER CORPORATION = #            NASDAQ STOCK MARKET-US = *

S & P BUILDING MATERIALS = @

                               10/91   10/92   10/93   10/94   10/95   10/96
                               -----   -----   -----   -----   -----   -----
CENTRAL SPRINKLER CORPORATION   100      74     121     93      307     165
NASDAQ STOCK MARKET-US          100     113     145    146      197     232
S & P BUILDING MATERIALS        100     119     158    126      154     180

* $100 INVESTED ON 10/31/91 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING OCTOBER 31.

                                OTHER MATTERS

   The Board of Directors knows of no other matter which will be presented at the Meeting for action by the shareholders. However, if other matters properly come before the Meeting, or any adjournment thereof, it is intended that the proxies will be voted according to the judgment of the person authorized to act by the proxies. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of such instructions, the shares will be voted for the nominees of the Company in the election of directors and for the other proposals specified in the Notice.

   The expense of this solicitation will be paid by the Company. If necessary, some of the officers of the Company and regular employees of Central Sprinkler may solicit proxies personally or by telephone.

   Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996 which has been filed with the Securities and Exchange Commission. The Form 10-K (including financial statements and schedules, but without exhibits) may be obtained free of charge by writing to: Central Sprinkler Corporation, 451 North Cannon Avenue, Lansdale, Pennsylvania 19446. Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.

   A copy of the Company's 1996 Annual Report to Shareholders, which includes financial statements, is being transmitted herewith, but does not form a part of the proxy solicitation materials.

   Shareholders are reminded that proposals of shareholders intended to be presented at the Company's next Annual Meeting of Shareholders in 1998 must be received by the Company for inclusion in its Proxy Statement and form of proxy relating to that Meeting by October 8, 1997.

   The Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. You may revoke your proxy before it is exercised by giving written notice to the Secretary of the Company, and you may vote in person if you attend the Meeting.

PROXY                                                                    PROXY
                        CENTRAL SPRINKLER CORPORATION
                ANNUAL MEETING OF SHAREHOLDERS, MARCH 7, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints WILLIAM J. MEYER and GEORGE G. MEYER, and each of them, jointly and severally, proxies, with full power of substitution, to vote, as designated below and on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote on the election of directors, the proposals on the reverse side hereof and on all other matters which may come before the 1997 Annual Meeting of Shareholders of Central Sprinkler Corporation or any adjournment thereof.

   The shares represented by this Proxy, duly executed, will be voted. If instructions are given in the spaces below and on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted for the election of the directors named in Proposal 1 below and in favor of Proposals 2 and 3 set forth on the reverse side hereof.

1. ELECTION OF DIRECTORS. FOR all nominees listed  / / WITHHOLD AUTHORITY to / /
                          (except as marked to         vote for all nominees
                          the contrary)                listed below

(Winston J. Churchill, William J. Meyer, George G. Meyer, Stephen J. Meyer, Barbara M. Henagan, Joseph L. Jackson, Richard P. O'Leary, Thomas J. Sharbaugh and Timothy J. Wagg)
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)
                  (Continued and to be signed on reverse side)

2. PROPOSAL TO APPROVE THE CENTRAL SPRINKLER CORPORATION 1996 EQUITY COMPENSATION PLAN.
                        FOR / /   AGAINST / /   ABSTAIN / /

3. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.
                        FOR / /   AGAINST / /   ABSTAIN / /

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                            Dated:                      , 1997
                                                  ----------------------

                                            -----------------------------[SEAL]
                                            Signature

                                            ---------------------------------
                                            Signature if held jointly